UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 20, 2013

American Water Works Company, Inc.

(Exact name of registrant as specified in its charter)

Commission File Number: 001-34028

Delaware	51-0063696
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

1025 Laurel Oak Road

Voorhees, NJ 08043

(Address of principal executive offices, including zip code)

(856) 346-8200

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Election of Susan N. Story

On February 20, 2013, American Water Works Company, Inc. (the “Company”) announced that Susan N. Story will become the Company’s Senior Vice President and Chief Financial Officer, effective April 1, 2013.

In connection with her election to the offices of Senior Vice President and Chief Financial Officer of the Company, Ms. Story entered into an employment letter agreement with the Company (the “Employment Agreement”). Under the Employment Agreement, Ms. Story will receive an annual base salary of $535,000, and her target payout under the Company’s Annual Incentive Plan (“AIP”) for 2013 will be equal to 75% of her annual base salary. In addition, Ms. Story will be eligible for an equity award under the Company’s Long-Term Incentive Plan with a target payout equal to 150% of her annual base salary. Ms. Story also will be granted 37,500 restricted stock units (“RSUs”), effective upon the commencement of her employment. The RSUs, which are designed to replace the economic benefits Ms. Story will forfeit as a result of terminating her current employment, will vest in equal one-third increments 12, 18 and 24 months from the effective date of the grant. Upon vesting of the RSUs, Ms. Story will receive an equivalent number of shares of Company common stock. Ms. Story also will receive standard relocation benefits for an executive at her salary level.

In accordance with the Company’s executive severance policy, in the event Ms. Story’s employment is terminated by the Company without cause (as determined by the Board of Directors) she would receive salary continuation and COBRA benefits, and would continue to participate in any Company-sponsored life insurance plan, for a period of 12 months following termination. She also would receive a pro rata AIP award for the year in which the termination occurs, to the extent such payment is provided for under the terms of the applicable AIP.

Ms. Story has been employed for over 30 years by Southern Company, which owns and operates electric utilities in four states, and also is engaged in electric wholesale generation and telecommunications, including both wireless and wireline, fiber optic communications. Since January 2011, she has served as the President and Chief Executive Officer of Southern Company Services, which provides shared services for all of Southern Company’s subsidiaries, including information technology and cyber security efforts, human resources, procurement and supply chain management, marketing services, customer research and system transportation functions. From 2003 to December 2010, she was the President and Chief Executive Officer of Gulf Power Company, an electric utility serving the northwestern portion of Florida.

Cessation of Ellen C. Wolf’s Service as Chief Financial Officer

On April 1, 2003, Ellen C. Wolf will cease to serve as the Company’s Senior Vice President and Chief Financial Officer. Ms. Wolf will continue to be employed by the Company to enable an effective transition to Ms. Story.

Assumption of Duties by Mark Chesla

On April 1, 2013, Mark Chesla will assume the duties of principal accounting officer of the Company. Mr. Chesla has been the Company’s Vice President and Controller since November 2007.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 26, 2013	By:	/s/ Kellye L. Walker
Kellye L. Walker
Chief Administrative Officer, General Counsel and Secretary